Exhibit 5.1

April 26, 2021

Focus Universal Inc.
211 East Locust Street Ontario, CA 91761

Ladies and Gentlemen:

We have acted as outside counsel to Focus Universal Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (file No. 333-253049) (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 2,461,000 shares of Common Stock of the Company, $0.001 par value (the “Common Stock”), to be offered by the Company This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein. The Shares are being sold pursuant to an Underwriting Agreement to be entered into between the Company and Boustead Securities LLC in the form most recently filed as an exhibit to the Registration Statement (the “Underwriting Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all-natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	The Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable; and

2.	The Selling Stockholder Shares have been duly authorized for issuance by all necessary corporate action by the Company, and are validly issued, fully paid and non-assessable;

The opinions set forth above are subject to the following qualifications:

The foregoing opinions are limited to Chapter 78 of the Nevada Revised Statutes and the State of New York, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Wilson Bradshaw LLP

WILSON BRADSHAW LLP